Exhibit 99.3

SITO Mobile Announces Closing of Public Offering and
Full Exercise of Overallotment Option

JERSEY CITY, N.J., Sept. 21, 2016 (GLOBE NEWSWIRE) -- SITO Mobile Ltd. (SITO) (the “Company”), a leading mobile engagement platform, has closed its previously announced public offering of 2,666,667 shares of its common stock, plus an additional 400,000 shares sold upon full exercise of the underwriters’ overallotment option at a price to the public of $3.75 per share.

The Company received gross proceeds of $11.5 million and estimates net proceeds from the offering to be approximately $10.3 million after deducting the underwriting commissions, legal fees and other estimated offering expenses.

The Company expects to use the net proceeds from the offering for general corporate purposes, including paydown of debt and expanding its products and sales team and for general working capital purposes. Although it currently has no plans, commitments or agreements with respect to any specific acquisitions, SITO Mobile may also use a portion of the net proceeds to acquire or invest in complementary businesses or products.

Cowen and Company, LLC acted as the sole book-running manager for the offering with Craig-Hallum Capital Group LLC and Maxim Group LLC as Co-Managers.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic and/or business factors. Detailed information about risk factors that may affect actual results are identified in our filings with the SEC, including the registration statement, the prospectus and the prospectus supplement filed in connection with the offering of the shares. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:
Investor Relations:
Joseph Wilkinson
SVP Investor Relations
Joseph.Wilkinson@sitomobile.com

Media Relations:
Alexandra Levy
Silicon Alley Media
alex@siliconalley-media.com

RELATED LINKS
http://www.sitomobile.com